UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2014

KAR Auction Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34568 (Commission File Number)	20-8744739 (I.R.S. Employer Identification No.)
13085 Hamilton Crossing Boulevard Carmel, Indiana 46032 (Address of principal executive offices) (Zip Code)
(800) 923-3725 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2014, Brian T. Clingen, the Chairman of the Board of Directors (the “Board”) of KAR Auction Services, Inc. (the “Company”), resigned from the Board effective as of December 31, 2014. Mr. Clingen’s resignation is not the result of any disagreement relating to the Company’s operations, policies or practices. In connection with Mr. Clingen’s resignation, the Board appointed (i) James P. Hallett, the Company’s Chief Executive Officer and a director, to serve as Chairman of the Board effective upon Mr. Clingen’s departure from the Board on December 31, 2014; and (ii) John P. Larson, one of the Company’s independent directors, to serve as the Board’s lead independent director, effective as of Mr. Hallett’s election to Chairman of the Board on December 31, 2014. In connection with the appointment of Mr. Larson as lead independent director, the Board approved an annual cash retainer for the lead independent director of $30,000.

In addition, on October 29, 2014, the Board appointed J. Mark Howell, 49, to the Board, effective as of December 31, 2014, to fill the vacancy created by Mr. Clingen’s resignation. Mr. Howell will serve on the Audit Committee of the Board and qualifies as (i) independent pursuant to the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange listing standards; and (ii) an “audit committee financial expert” pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended. Mr. Howell has served as the Chief Operating Officer of Angie’s List, Inc. since March 2013. Prior to that, Mr. Howell served on the management team of Ingram Micro, Inc., a wholesale provider of technology products and supply chain services, as President of Ingram Micro North America Mobility, where he was responsible for managing the company’s mobility operations and activities in the United States and Canada. Prior to joining Ingram Micro in 2012 when Ingram acquired BrightPoint, Inc., a distributor of mobile devices for phone companies, Mr. Howell held various executive positions at BrightPoint since 1994, including President, BrightPoint Americas, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. Before joining BrightPoint, Mr. Howell held the position of Corporate Controller for ADESA, Inc., and prior to that, he was an accountant with Ernst & Young LLP. Mr. Howell is eligible to receive the standard director compensation package, as approved by the Board on an annual basis and disclosed in the Company’s proxy statement. There is no transaction between Mr. Howell and the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 5.03	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of October 29, 2014, the Company amended and restated its By-Laws (as so amended, the “Amended By-Laws”) to amend Article II, Section 9 to adopt a majority voting standard for the election of directors in uncontested elections. The new majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast with respect to that nominee’s election such that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. Any incumbent director who fails to receive the required number of votes in an uncontested election must tender his or her resignation to the Board, at which time the Board will determine whether to accept the resignation through a process managed by the Nominating and Corporate Governance Committee. In contested elections where the number of nominees exceeds the number of directors to be election, the voting standard will continue to be a plurality of votes cast. The Amended By-Laws also include technical, stylistic and conforming changes.

In connection with the adoption of the Amended By-Laws, the Company also amended its Corporate Governance Guidelines (as amended, the “Amended Corporate Governance Guidelines”) to include the requirement that an incumbent director who fails to receive the required number of votes in an uncontested election tender his or her resignation to the Board. The Amended Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will determine whether to accept such director’s resignation or take other action and will submit its recommendation for prompt consideration to the Board. The Amended Corporate Governance Guidelines require that the Board publicly disclose its decision whether to accept the director’s tendered resignation, and the reasons for rejecting the resignation, if applicable, in a Form 8-K filed with the Securities and Exchange Commission within 90 days following the certification of the stockholder vote.

The foregoing description of the Amended By-Laws and the Amended Corporate Governance Guidelines does not purport to be complete and is qualified in its entirety by reference to the Amended By-Laws attached hereto as Exhibit 3.1, and incorporated herein by reference, and the Amended Corporate Governance Guidelines, which are available on the Company’s website at www.karauctionservices.com/investor-relations/corporate-governance/Guidelines.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.1	Second Amended and Restated By-Laws of KAR Auction Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAR AUCTION SERVICES, INC.

Dated: November 4, 2014	By:	/s/	Rebecca C. Polak
	Name:		Rebecca C. Polak
	Title:		Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
3.1	Second Amended and Restated By-Laws of KAR Auction Services, Inc.